SWK Holdings Corporation Announces 2016 Fourth Quarter and Full-Year

Financial Results

•	Total revenues of $22.4 million for the fiscal year 2016 compared to $23.5 million for the fiscal year 2015

•	For the fiscal year 2016 net income attributable to SWK Stockholders of $28.9 million, or $2.22 per share, and non-GAAP adjusted net income attributable to SWK Stockholders of $6.7 million, or $0.51 per share

•	Deferred tax asset increased to $38.5 million at December 31, 2016 from $16.8 million at December 31, 2015

•	Total income producing assets (defined as finance receivables, marketable investments and investment in unconsolidated entity less non-controlling interests) were $132.2 million as of December 31, 2016, a 22.1% increase from December 31, 2015

•	Book value of $15.68 per share as of December 31, 2016 vs. $13.47 as of December 31, 2015

•	$32.2 million of cash available for deployment as of December 31, 2016

•	For the full year 2016, closed seven new financings deploying $67.8 million at a weighted average 17.6% GAAP projected effective yield

•	For the full year 2016, three SWK financing partners were acquired by strategic buyers

Dallas, TX, March 17, 2017 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced its fourth quarter and full year 2016 financial results.

Fourth Quarter 2016 Highlights:

•	Reported total revenues of $4.3 million for the quarter, compared to $6.6 million for the fourth quarter of 2015
•	Reported adjusted net income attributable to SWK Stockholders of $2.4 million, or $0.19 per share, for the quarter, as compared to $1.6 million, or $0.12 per share, for the fourth quarter of 2015
•	Funded $35.8 million into three new transactions and a $2.5 million add-on to an existing financing partner

2016 Highlights:

•	Total income producing assets were $132.2 million as of December 31, 2016, compared to $108.3 million as of December 31, 2015
•	$67.8 million in new capital deployed across seven transactions
•	Four positions exited including three transactions where SWK financing partners were acquired by strategic buyers

“SWK ended 2016 with strong momentum, positioning the Company for robust earnings growth in 2017,” stated Winston Black, Chief Executive Officer of SWK. “We started 2016 focused on improving sourcing and underwriting and are confident our improved process will result in fewer portfolio issues going forward. We are pleased with the seven transactions we executed during the year after implementation of our underwriting improvements, and that net of four positions exited during the year, the aggregate size of the invested portfolio increased to $132 million at year end.

“Activity during the first quarter 2017 remains brisk. Post year-end we funded an additional $2.5 million add-on to a current borrower and are pleased with the value realized through our interest in the Holmdel partnership as a result of the disposition of InnoPran XL. We remain confident in the quality and volume of opportunities we continue to evaluate in which to deploy our remaining balance sheet capital.”

Portfolio Overview

As of December 31, 2016, the Company's total income producing assets were $132.2 million as compared to $108.3 million as of December 31, 2015.

(in thousands)	December 31,	December 31,
	2016	2015

Finance receivables	$126,366	$99,346
Marketable investments	2,621	5,286
Investment in unconsolidated entity	6,985	7,988
Less non-controlling interest	(3,756)	(4,299)
Total income producing assets	$132,216	$108,321

In fiscal year 2016, SWK originated seven new deals deploying $67.8 million of capital at a weighted average projected effective yield of 17.6%. Including exiting Holmdel and funding the $2.5 million add-on facility to one portfolio company during the first quarter of 2017, the current weighted average projected effective yield of the finance receivables portfolio is 14.3%. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables.

Results of Operations

As of December 31, 2016, SWK had equity positions in two companies with a fair value of $1.1 million and warrant positions in two public companies with a fair value of $1.0 million. SWK carries its warrants in private companies at zero value.

Revenues

SWK generated revenues of $22.4 million for the twelve months ended December 31, 2016, driven primarily by $15.8 million in interest and fees earned on its finance receivables and marketable securities, and $6.2 million in income related to its investment in an unconsolidated partnership. SWK generated revenues of $23.5 million for the twelve months ended December 31, 2015, driven primarily by $17.5 million in interest and fees earned on finance receivables and marketable securities, and $5.9 million in income related to its investment in an unconsolidated partnership.

The slight decrease in revenue is primarily driven by the reduction of $6.8 million in revenue due to loan dispositions and repayments in late 2015 and early 2016, coupled with a reduction in revenue of $1.7 million due to the placement of two loans on nonaccrual status in 2016. This was offset by $4.7 million in revenue from new loans and add-on-funding, $2.4 million of revenue in connection with loan payoffs and an increase of $0.3 million in income from our investment in an unconsolidated entity.

Provision for Loan Credit Losses and Impairment Expense

For the year ended December 31, 2016, SWK recognized loan credit loss provision, security impairment and impairment expenses/charges on the following positions during the year ended December 31, 2016:

•	$1.7 million loan credit loss provision related to the Besivance royalty purchase, which was due to substantial increases in sales chargebacks and various rebates (gross sales to net sales deductions) and lower sales volumes.
•	$1.4 million debt aggregate impairment expense and charge off of interest receivable in connection with a Secured Royalty Financing of a women’s health product, which was due to continued disappointing sales.
•	$1.4 million equity security impairment expense for the continued stock price decline of SWK’s position in Cancer Genetics public equity, which closed at $1.35 per share at the end of 2016.
•	$5.3 million impairment expense related to the sale of SWK’s SynCardia assets.

By comparison, for the year ended December 31, 2015 SWK recognized loan credit loss provision expense of $10.8 million on three term loans and equity security impairment expense of $6.6 million.

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General and Administrative

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses decreased 16.3% to $2.8 million for the fiscal year ended December 31, 2016 from $3.4 million for the fiscal year ended December 31, 2015 primarily due to a decrease in compensation and stock-based compensation.

Other Income (Expense), Net

Other income (expense), net for the year ended December 31, 2016 reflected a net fair market value gain of $0.6 million on warrant derivatives compared to a net fair market value loss of $3.3 million for the year ended December 31, 2015.

Provision for Income Taxes and Deferred Tax Assets

As of December 31, 2016, SWK had cumulative net income before tax for the three years then ended. Based on its historical operating performance, SWK has concluded that it was more likely than not that it would not be able to realize the full benefit of the U.S. federal and state deferred tax assets in the future. However, SWK has concluded that it is more likely than not that it will be able to realize approximately $38.5 million benefit of the U.S. federal and state deferred tax assets in the future. This compares with the prior expectation that the Company would be able to realize $16.8 million of benefit from the U.S. federal and state deferred tax assets in the future.

As of December 31, 2016, SWK had NOLs for federal income tax purposes of $404.0 million. The federal net operating loss carryforwards, if not offset against future income, will expire by 2032, with the majority expiring by 2021. The Company also had federal research credit carryforwards of $2.7 million. The federal credits will expire by 2029.

Liquidity and Capital Resources

As of December 31, 2016, SWK had $32.2 million in cash and cash equivalents, compared to $47.3 million in cash and cash equivalents as of December 31, 2015. Other than the impact of cash generated by our operations, the primary driver of the decrease in our cash balance was new investments of $73.2 million partially offset by loan payoffs totaling $46.0 million.

Our ability to generate cash in the future depends primarily upon our success in implementing our revised business model of generating income by providing capital to a broad range of life science companies, institutions and inventors. We generate income primarily from three sources:

1. primarily owning or financing through debt investments, royalties generated by the sales of life science products and related intellectual property;

2. receiving interest and other income by advancing capital in the form of secured debt to companies in the life science sector; and

3. to a lesser extent, realizing capital appreciation from equity-related investments in the life science sector.

As of December 31, 2016, our portfolio contains $126.4 million of finance receivables, $2.6 million of marketable investments and a net $3.2 million of investment in unconsolidated entities. We expect these assets to generate income greater than our expenses in 2017. We continue to evaluate multiple attractive opportunities that, if consummated, we believe would similarly generate additional income. Since the timing of any investment is difficult to predict, we may not be able to generate positive cash flow above what our existing assets will produce in 2017.

We may borrow funds to make investments to the extent we determine that additional capital would allow us to take advantage of additional investment opportunities. We currently do not have access to a credit facility or other forms of borrowing.

Adjusted Net Income

Net income attributable to SWK Stockholders in accordance with generally accepted accounting principles in the U.S. (“GAAP”) for the year ended December 31, 2016, was $28.9 million, or $2.22 per diluted share. Non-GAAP adjusted net income attributable to SWK Stockholders, excluding benefit of the deferred tax assets, for the year ended December 31, 2016 was $6.7 million, or $0.51 per diluted share.

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Net income attributable to SWK Stockholders in accordance with GAAP for the three months ended December 31, 2016 was $23.7 million, or $1.82 per diluted share. Non-GAAP adjusted net income attributable to SWK Stockholders, excluding benefit of the deferred tax assets, for the three months ended December 31, 2016 was $2.4 million, or $0.19 per diluted share.

The following tables provide a reconciliation of SWK’s reported (GAAP) income before provision for income tax to SWK’s adjusted net income attributable to SWK Holdings Corporation stockholders (Non-GAAP) for the three and twelve months ended December 31, 2016 and 2015. Adjusted net income eliminates provisions for income taxes and non-cash mark-to-market changes on warrant assets and SWK’s warrant liability.

(in thousands, except per share data)	Fiscal Year Ended		Three Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Consolidated net income	$32,041	$(4,363)	$24,282	$(2,776)
Less: income tax (benefit) expense	(21,638)	3,723	(21,638)	4,888
Plus: loss (gain) on fair market value of warrants	(588)	3,305	348	154
Less: loss related to Response Genetics warrants	‒	(802)	‒	‒
Plus: warrant-related debt issuance costs	‒	155	‒	‒
Adjusted income (loss) before provision for income tax	9,815	1,568	2,992	2,266
Non-GAAP provision for income taxes	‒	‒	‒	‒
Non-GAAP consolidated net income (loss)	9,815	1,568	2,992	2,266
Non-GAAP adjusted net income attributable to non-controlling interest	3,153	3,007	565	696
Non-GAAP adjusted net income (loss) attributable to SWK Holdings Corporation Stockholders	$6,662	$(1,439)	$2,427	$1,570
Non-GAAP adjusted basic income (loss) per share	$0.51	$(0.11)	$0.19	$0.12
Non-GAAP adjusted diluted income (loss) per share	$0.51	$(0.11)	$0.19	$0.12

Note:

•	The Company reports its financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.

•	Non-GAAP adjusted net income and its components and Non-GAAP adjusted basic and diluted income (loss) per share are not, and should not be viewed as, substitutes for GAAP net income and its components and basic and diluted income (loss). Management believes the non-GAAP adjusted net income is an important metric, as it provides a clear representation of SWK’s core specialty finance business while removing one-time items and the fair market value change of warrants, which have no impact on SWK’s expected interest, fee, or principal collection. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP, and therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies.

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About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. As of March [16], 2017, SWK and its partners have executed transactions with twenty-four partner companies under its strategy, deploying approximately $319 million across a variety of opportunities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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SWK HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

Derived from audited financial statements

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$32,182	$47,287
Accounts receivable	1,054	1,127
Finance receivables	126,366	99,346
Marketable investments	2,621	5,286
Investment in unconsolidated entity	6,985	7,988
Deferred tax asset	38,471	16,833
Warrant assets	1,013	1,900
Other assets	240	720
Total assets	$208,932	$180,487
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$682	$788
Warrant liability	189	259
Total liabilities	871	1,047
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	‒	‒
Common stock, $0.001 par value; 250,000,000 shares authorized; 13,144,292 and 13,115,909 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	13	13
Additional paid-in capital	4,433,289	4,432,926
Accumulated deficit	(4,228,910)	(4,257,798)
Accumulated other comprehensive income	(87)	‒
Total SWK Holdings Corporation stockholders’ equity	204,305	175,141
Non-controlling interests in consolidated entities	3,756	4,299
Total stockholders’ equity	208,061	179,440
Total liabilities and stockholders’ equity	$208,932	$180,487

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SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

Derived from audited financial statements

	Year Ended December 31,
	2016	2015
Revenues
Finance receivable interest income, including fees	$15,747	$17,265
Marketable investments interest income	92	266
Income related to investments in unconsolidated entity	6,219	5,884
Other	322	45
Total revenues	22,380	23,460
Costs and expenses:
Provision for loan credit losses	1,659	10,848
Security impairment expense	8,077	6,638
Interest expense	—	381
General and administrative	2,829	3,378
Total costs and expenses	12,565	21,245
Other income (expense), net:
Change in fair value of warrants	588	(3,305)
Income (loss) before income taxes	10,403	(1,090)
Income tax (benefit) provision	(21,638)	3,273
Consolidated net income (loss)	32,041	(4,363)
Net income attributable to non-controlling interests	3,153	3,007
Net income (loss) attributable to SWK Holdings Corporation Stockholders	$28,888	$(7,370)
Net income (loss) per share attributable to SWK Holdings Corporation Stockholders:
Basic	$2.22	$(0.57)
Diluted	$2.22	$(0.57)
Weighted Average Shares:
Basic	13,015	12,986
Diluted	13,018	12,986

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SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Derived from audited financial statements

	Year Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Consolidated net income (loss)	$32,041	$(4,363)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Income from investments in unconsolidated entity	(6,219)	(5,884)
Provision for loan credit losses	1,659	10,848
Impairment expense	8,077	6,638
Change in fair value of warrants	(588)	3,305
Deferred income taxes	(21,638)	3,273
Loan discount amortization and fee accretion	(3,109)	(1,778)
Interest income in excess of cash collected	—	(1,063)
Stock-based compensation	363	640
Debt issuance cost amortization	—	381
Other	16	10
Changes in operating assets and liabilities:
Accounts receivable	(457)	(74)
Other assets	(396)	(648)
Accounts payable and other liabilities	(106)	(76)
Net cash provided by operating activities	9,643	11,209
Cash flows from investing activities:
Cash distributions from investments in unconsolidated entity	7,222	6,940
Cash received for settlement of warrants	1,405	—
Net increase in finance receivables	(29,717)	(25,849)
Marketable investment principal payment	41	80
Other	(3)	(50)
Net cash used in investing activities	(21,052)	(18,879)
Cash flows from financing activities:
Net proceeds from issuance of common stock	—	17
Cash paid for fractional shares due to reverse split	—	(213)
Distribution to non-controlling interests	(3,696)	(3,575)
Net cash used in financing activities	(3,696)	(3,771)
Net decrease in cash and cash equivalents	(15,105)	(11,441)
Cash and cash equivalents at beginning of period	47,287	58,728
Cash and cash equivalents at end of period	$32,182	$47,287

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

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